UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – September 2, 2008

Medistem Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or other jurisdiction of incorporation)

333-100137	86-1047317
(Commission File Number)	(IRS Employer Identification Number)

2223 West Pecos Road, Suite 6, Chandler, Arizona	85224
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (877) 372-7836

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On September 2, 2008, Medistem Laboratories, Inc. (the “Company”) entered into a Third Amended and Restated License Agreement (“Third Amendment”) with the Institute for Cellular Medicine (“ICM”).  The Third Amendment amends the previous license agreement with ICM and has the effect of (i) expanding the territory covered by the license agreement to include Mexico and all of Central America, South America, and the Caribbean; and (ii) revising the royalty rate from 20% of ICM’s gross revenues during the term of the agreement to a fully paid royalty in the amount of $1,000,000 plus 560,000 shares of the Company’s common stock, with such shares being transferred by entities controlled by Dr. Neil H. Riordan, the Company’s Chairman of the Board and majority stockholder.  ICM paid $600,000 of the cash portion of the royalty payment upon signing of the Third Amendment and will pay the remaining $400,000 in eight monthly installments of $50,000 each.  This amendment also satisfies all outstanding loans and other amounts due from ICM.  Medistem estimates that the value of the consideration received exceeds the value of existing amounts due from ICM by over $900,000.

 From its inception in 2005 to June 30, 2008, Medistem earned approximately $507,000 in royalties from the license agreement with ICM.  The Company’s Board of Directors approved the Third Amendment in order to reduce its dependence on revenue streams beyond its control and to provide immediate liquidity to enable the Company to accelerate its research and development activities.  Because of his controlling ownership interest in ICM, Dr. Riordan abstained from voting on the Board of Directors’ decision to approve the Third Amendment.

Item 7.01  Regulation FD Disclosure.

On September 7, 2008, the Company issued a press release announcing the signing of the Third Amendment. The text of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release dated September 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDISTEM LABORATORIES, INC.

Dated: September 8, 2008	By: /s/ Steven M. Rivers Steven M. Rivers Chief Executive Officer